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                                                                  EXHIBIT (p)(5)






                        WILSHIRE ASSOCIATES INCORPORATED

                            POLICIES AND PROCEDURES

                      INSIDER TRADING AND SECURITIES FRAUD

                            ENFORCEMENT ACT OF 1988
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                               TABLE OF CONTENTS



I.   BACKGROUND...........................................................  1
     A.   The Law.........................................................  1
     B.   Capsule Description of Wilshire Associates Incorporated.........  2

II.  WILSHIRE'S POLICIES AND PROCEDURES
     ESTABLISHED PURSUANT TO THE INSIDER TRADING ACT......................  3
     A.   Implementation date.............................................  3
     B.   Definitions.....................................................  3
     C.   Penalties.......................................................  4
     D.   General Policies and Procedures.................................  4
     E.   Divisional Policies and Procedures..............................  9
          1.   Brokerage Division.........................................  9
          2.   Consulting Division........................................  9
          3.   Asset Management Division (WAM)............................ 10
          4.   Investment Management Services Division.................... 12
               Investment Reporting Services Division..................... 12
          5.   Information Technology Division............................ 12
          6.   Administrative/Clerical.................................... 12

     F.   Admonition about consequences if
          employee fails to follow policies and procedures................ 12


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I.   BACKGROUND

     A.   The Law

          The Insider Trading and Securities Fraud Enforcement Act of 1988 (the "Insider Trading Act"), among other things, amended Section 15 of the Securities Exchange Act of 1934 by adding the following new subsection:

                    "(f) Every registered broker or dealer shall establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such broker's or dealer's business, to prevent the misuse in violation of this title, or the rules or regulations thereunder, of material, non-public information by such broker or dealer or any person associated with such broker or dealer. The Commission, as it deems necessary or appropriate in the public interest or for the protection of investors, shall adopt rules or regulations to require specific policies or procedures reasonably designed to prevent misuse in violation of this title (or the rules or regulations thereunder) of material, non-public information."

          The Insider Trading Act also added the following new section to the Investment Advisers Act of 1940:

                    "Section 204A. Every investment adviser subject to section 204 of this title shall establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser's business, to prevent the misuse in violation of this Act or the Securities Exchange Act of 1934, or the rules or regulations thereunder, of material, non-public information by such investment adviser or any person associated with such investment adviser. The Commission, as it deems necessary or


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                    appropriate in the public interest or for the protection of investors, shall adopt rules or regulations to require specific policies or procedures reasonably designed to prevent misuse in violation of this Act or the Securities Exchange Act of 1934 (or the rules or regulations thereunder) of material, non-public information."

B.        Capsule Description of Wilshire Associates Incorporated

          Wilshire Associates Incorporated ("Wilshire") is registered as a broker-dealer under the Securities Exchange Act of 1934 and is a member firm of the New York Stock Exchange and the American Stock Exchange. Wilshire is also registered as an investment adviser under the Investment Advisers Act of 1940.

          All of Wilshire's brokerage customers are institutional; Wilshire conducts no retail brokerage business, nor does Wilshire give investment advice to individuals. Wilshire's Brokerage Division executes trades for its customers and for customers introduced by other registered broker-dealers who have entered a Securities Clearing Agreement with Wilshire.

          Wilshire's Consulting Division provides non-discretionary consulting services to domestic corporate and governmental pension and retirement plan sponsors. Wilshire's International Consulting Division offers non-discretionary consulting services to firms based overseas. The Consulting Division also provides discretionary asset management services for several high net worth non-institutional accounts (no transactions for these clients are placed through Wilshire's brokerage department).

          Wilshire's Investment Management Services Division and Investment Reporting Services Division provide a variety of computerized investment analysis services to institutional money managers, custodians, consultants, and a few plan sponsors.

          Wilshire's Asset Management Division primarily manages assets on a discretionary and non-discretionary basis for institutional clients, exclusively using index funds and other passive management techniques. Wilshire's Asset Management Division also manages accounts for certain high net worth non-institutional clients, using a "Cash Alternative Account" strategy, which utilizes open-end mutual funds in conjunction with index futures.




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                    Wilshire's Information Services Division is responsible for the operation of Wilshire's computer center, which is used internally and by some clients on a time share basis, and for Wilshire's domestic communications network. In addition, financial databases which are used in various Wilshire services are developed and maintained by this division.

II. WILSHIRE'S POLICIES AND PROCEDURES ESTABLISHED PURSUANT TO THE INSIDER TRADING ACT

          A. Implementation date. Policies and procedures under the Insider Trading Act were implemented as of July 10, 1989 by Wilshire Associates, a California general partnership which was the predecessor-in-interest to Wilshire Associates Incorporated.

          B.        Definitions

                          The term MATERIAL NON-PUBLIC INFORMATION, as used throughout this manual of policies and procedures, is defined as follows:

                          MATERIAL information means information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information which is reasonably certain to have an effect on the price of a company's securities.

                          Information which should be considered "material" includes, but is not limited to, dividend changes, earnings estimates, changes in previously released earnings estimates, significant expansion or curtailment of operations, a significant increase or decline in orders, significant new products or discoveries, extraordinary borrowing, purchase or sale of substantial assets, significant merger or acquisition proposals or agreements, major litigation, liquidity problems, and extraordinary management developments.

                          "Material" information does not have to relate to a company's business. For example, information about the contents of a forthcoming newspaper or magazine article which is expected to affect the price of a security should be



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                        considered material. Similarly, information concerning
                        significant transactions which Wilshire's Asset Management Division intends to execute on behalf of funds or managed accounts could be material information and is prohibited from being communicated.

                        Information is NON-PUBLIC until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information appearing in the Dow Jones newswire service, Reuters Economic Services, The Wall Street Journal, or other publications of general circulation would be considered public.

        C.      Penalties

                Penalties for trading on or communicating material, non-public information are severe, both for the individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

                -       CIVIL INJUNCTIONS;

                -       TREBLE DAMAGES;

                -       DISGORGEMENT OF PROFITS;

                -       JAIL SENTENCES of up to 10 years;

                - FINES for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefitted; and

                - FINES for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided

                In addition, any violation of these Wilshire policies and procedures may result in serious sanctions by Wilshire, including possible dismissal of the persons involved.



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        D.      General Policies and Procedures. The policies and procedures in this Section II.D apply to all employees of Wilshire.

                1. Objective: Restrict and monitor trading in securities relating to which Wilshire's employees have, or may have, Material Non-public Information.

                        Policy: No Wilshire employee is to trade in any security of any corporate client of Wilshire's Consulting Division (other than clients of the Wilshire Compass service) or Asset Management Division ("Restricted Companies"). This policy shall not prohibit (i) indirect ownership through mutual funds or blind trusts or (ii) ownership of securities of any Restricted Company acquired before the employee became a Wilshire employee or before such company became, or before it was known that such company would become, a Restricted Company, provided that transactions in any such securities shall be subject to the prior written consent of Wilshire's Treasurer or General Counsel.

                        Implementation Procedures:

                        a. Dissemination of policy. Each Wilshire employee will be informed in writing of the prohibition on owning or trading in any security of a Restricted Company.

                        b. Client List. Wilshire's accounting office will maintain a list of all Restricted Companies. Each Wilshire employee will be provided with this list. The list will be updated from time to time as companies become, or cease to be, Restricted Companies. Whenever a company is added to or removed from the list, an updated list will be circulated to all Wilshire employees.

                        c. New clients; securities already owned; indirect acquisitions. No Wilshire employee who either
                                (1) becomes the owner of a security of a Restricted Company (i) as the result of the corporate issuer of the security subsequently becoming a Restricted Company, (ii) as the result of a merger, spin-off, etc., (iii) through a gift or inheritance, or (iv) through any indirect means, or (2) at the time he or she is hired by Wilshire as a full time employee owns a security of a Restricted



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                                Company, shall engage in any transactions in
                                such security (for so long as such security is the security of a Restricted Company and such employee remains a Wilshire employee) without having requested in writing, and received, the prior written consent of Alan Manning or San Slawson, neither of whom may consent for his or her own account.

                                All requests shall be in writing and shall contain, at a minimum, a description of the proposed transaction, the reasons for the transaction and the timing thereof, and a representation that the person who is making the transaction decision is not in possession of Material Non-public Information relating thereto and was not in possession of such information at the time the transaction decision was made. Any request shall be denied if it is determined that the person making the transaction decision was in possession of, or had access to, Material Non-public Information relating thereto at the time the decision was made. Any request may be denied if it is determined, from all the facts and circumstances, that it might appear to a reasonable person that the person making the transaction decision was in possession of, or had access to, Material Non-public Information relating thereto at the time the decision was made.

                        Monitoring Procedures (which are conducted in accordance with Wilshire's Procedures for Compliance with NYSE Rules 342.21, 342.22, and 351(c), and Wilshire's Procedures for Compliance with Rule 407, copies attached as Appendix A):

                        (a) Prior written consent to establish outside accounts. All Wilshire employees must obtain written consent of San Slawson or Alan Manning prior to opening a securities or commodities account outside of Wilshire.

                        (b) Duplicate confirmations. All Wilshire employees with accounts outside of Wilshire must arrange to have duplicate confirmations and monthly statements sent to Wilshire's Accounting Department.



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                                For the purpose of procedures (a) and (b) listed
                                above, "accounts" include, but are not limited to, the following: (1) securities and commodities accounts, (2) limited or general partnership interests in investment partnerships; (3) direct and indirect participations in joint accounts; and (4) legal interests in trust accounts.

                                These policies apply to all accounts in which the employee or any of his or her immediate family members has a financial interest or the power to make investment decisions (e.g., at any other domestic or foreign brokerage firm, whether or not a member firm of the NYSE, or with any investment adviser, bank, or financial institution). "Immediate family member accounts" include accounts of husbands, wives, children, sons-in-law, daughters-in-law, and any household relative.

                                The requirement to send duplicate confirmations and statements do not apply to transactions in unit investment trusts and variable contracts or redeemable securities of companies registered under the Investment Company Act of 1940, as amended, or to accounts which are limited to transactions in such securities, or to Monthly Investment Plan type accounts. HOWEVER, PLEASE NOTE THAT IT IS STILL NECESSARY TO RECEIVE WRITTEN APPROVAL PRIOR TO OPENING THESE TYPES OF ACCOUNTS.

                        c. Review of transactions; compare to lists. Wilshire reviews the list of securities traded by employees and their immediate family members against lists maintained by Wilshire of (i) corporate clients of Wilshire's Consulting Division and Asset Management Division, and (ii) securities issues which Wilshire has been advised are subject to investigation by the various regulatory agencies (normally in the form of requests for information related to suspected "insider trading"), and for "day trading". These reviews will be conducted as described in Appendix A.

                        d. Investigations and reporting. If there is a match between the confirmations and either of the lists, or if "day trading" is detected, the transaction will be investigated. If any investigation determines that a violation of the law may have occurred, a written status report will be



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                                made to the New York Stock Exchange and other
                                appropriate regulatory authorities.

                2. Objective: Restrict communication within Wilshire of Material Non-public Information.

                        Policies and Procedures: Since only a few of Wilshire's divisions deal with Material Non-public Information, and since the nature and scope of employees' involvement with Material Non-public Information differs substantially from division to division, policies and procedures related to this objective are mostly covered within the policies and procedures for specific Wilshire divisions.

                        The following procedure applies to all Wilshire employees:

                        a. Mislaid documents. If any Wilshire employee during the course of his or her employment happens across any mislaid document (e.g., a document accidentally left in a photocopy or facsimile machine or dropped on the floor) that appears to contain Material Non-public Information, he or she shall make no copies of the document, but shall immediately give it to Wilshire's general counsel. The general counsel shall make no copies of the document but shall attempt to return it to the person who mislaid it, or, if unable to do so, shall destroy it.

                3. Objective #3: Restrict dissemination outside of Wilshire of Material Non-public Information.

                        Policies and Procedures: For the reasons stated above, policies and procedures related to this objective are covered within the policies and procedures for specific Wilshire divisions.

                4. Objective #4: Restrict access to files likely to contain Material Non-public Information.

                        Policies and Procedures: For the reasons stated above, policies and procedures related to this objective are covered within the policies and procedures for specific Wilshire divisions.



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                5.   Objective #5:  Continuing  education of Wilshire  employees as to their responsibilities with respect to inside information.

                     Policy: Every Wilshire employee shall be made aware of (i) those Insider Trading Act policies and procedures relating to all Wilshire employees and (ii) those Insider Trading Act policies and procedures relating to the Wilshire division in which he or she works.

                     Implementing Procedures:

                     a. On at least an annual basis, every Wilshire employee will receive a copy of the general policies and procedures relating to the entire firm and a copy of the policies and procedures relating to the division in which he or she works.

                     b. As changes are made to any existing policy or procedure or any new policy or procedure is adopted by Wilshire, all persons who work in the relevant division(s) will receive a copy of the change or addition.

                     c. Each division will meet, on at least an annual basis, to review the policies and procedures relevant to that division.


          E. Divisional Policies and Procedures. Since only a few of Wilshire's divisions deal with Material Non-public Information, and since the nature and scope of employees' involvement with such Material Non-public Information differs substantially from division to division, policies and procedures regarding the restriction of access to Material Non-public Information are set forth on a division-by-division basis. In addition, in order to prevent even the appearance of improprieties, persons who work in one particular division (Asset Management Division) are subject to more stringent restrictions regarding their owning and dealing in securities than are other Wilshire employees.

                1. Brokerage Division. This division executes trades for Wilshire customers and for customers introduced by other registered broker-dealers who have entered a Securities Clearing Agreement with Wilshire. All brokerage customers are institutional. Wilshire does not engage in proprietary trading, nor does it




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                     maintain a "buy" or "sell" list. Wilshire's Brokerage
                     Division does not exercise discretionary authority over any account, nor does it ever execute trades for Wilshire's Asset Management Division.


                2. Consulting Division. This division provides comprehensive consulting services assisting public and corporate plan sponsors and foundations and endowments in their investment activities. These services provide assistance in the planning, implementation, and review functions required of pension management, including analysis of future plan obligations, determination of the appropriate asset mix, establishment of investment policies and guidelines, selecting and monitoring investment managers, and performance measurement and review of asset managers.
                     This division uses strictly historical public information in their activities and does not recommend the purchase or sale of specific securities.

                     Theoretically, while visiting a corporate client, a Wilshire consultant who works in the Consulting Division could become aware of Material Non-public Information about the client. This is highly unlikely, however, since the pension departments of companies generally do not have access to that sort of non-public information.

                     Policy: Any Wilshire consultant who becomes aware of any Material Non-public Information regarding one of his or her clients shall not communicate that information to any other person, nor make any record of any such information.


                3. Asset Management Division ("Wilshire Asset Management", or "WAM"). This division manages assets on a discretionary and non-discretionary basis for institutional clients, exclusively using index funds and other passive management techniques. This division makes investment decisions and recommendations strictly on the basis of historical public information; it neither seeks nor uses non-public information. In addition, portfolios under management are very broadly based, because (i) the dollar value of managed portfolios is very high and (ii) index and other passive management techniques attempt to mirror an index and increase value as the index in general goes up,




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                     rather than trying to "pick the winners". Therefore, since the number of different securities held in each portfolio is very large, information as to which particular securities are held in any portfolio is not useful to persons who might attempt to gain an advantage through inside information.

                     Policies and Procedures

                     Policy re: Personal trading by WAM employees

                     a. Access to trading lists. There are three individuals within WAM who have access to the lists of trades, buys, and sells which occur at quarter-end dates associated with rebalancing the "style" portfolios managed by WAM, until after that activity has been accomplished. There is very little opportunity for anyone to benefit from advance knowledge of trading activity, due to the investment approach described above, which utilizes large numbers of securities. Nevertheless, in order to avoid even the appearance of improprieties or violations of law, Wilshire has determined that these three individuals should be precluded from any trading which might be viewed as an attempt to take advantage of their advance knowledge.

                           From the time buy and sell lists are created until one day after the date of the conclusion of the trading activity:

                           i.    Only those WAM employees whose job
                                 responsibilities require them to have access to information as to trades, buys, and sells for the benefit of WAM's managed funds and portfolios shall have access to such information until at least one day after the conclusion of the subject trading activity.

                           ii. All WAM employees whose job responsibilities require them to have access to information as to trades, buys, and sells for the benefit of WAM's managed funds and portfolios shall take precautions to ensure that this information is kept secure. Therefore, until at least one day after the date of the conclusion of the subject trading activity:
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                                  (a)   Information stored in a computer as to
                                        planned trading activity shall be
                                        password protected, and only those
                                        persons whose job responsibilities
                                        require them to have access to this
                                        information shall be given the
                                        password. The password shall be changed
                                        with sufficient frequency to ensure
                                        security.

                                  (b)   All such information in hard copy form
                                        shall be kept in locked facilities and,
                                        when disposed of prior to one day after
                                        the conclusion of the subject trading
                                        activity, such information shall be
                                        shredded.


                       b. Personal trading by WAM employees. All WAM employees who have access to buy and sell lists prior to implementation of trading are precluded from taking new positions or supplementing existing positions in securities identified for purchase, or in liquidating (in whole or in part) positions in securities identified for sale, from the time the buy and sell lists are created until one day after the date of the conclusion of the trading activity.

                       c. Trading restrictions. WAM exclusively uses nonaffiliated brokers; it never trades through Wilshire's Brokerage Division.


                 4. Investment Management Services Division and Investment Reporting Services Division. These divisions provide a variety of computerized investment analysis services to institutional money managers, custodians, consultants, and a few plan sponsors. All of the services provided by these divisions use strictly historical public information in their analyses. These divisions neither seek nor use non-public information.

                 5. Information Technology Division. This division is responsible for operation of Wilshire's computer center and domestic communications network and for the development and maintenance of Wilshire's financial databases, which use strictly historical public information. This division neither seeks nor uses non-public information.





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                6.    Administrative/Clerical.

                     Policies re: preparation of confidential documents:

                       a. Any document designated by the originator as "confidential" shall be typed in a manner which minimizes the opportunity for unauthorized snooping.

                       b. All drafts and transcriptions of confidential documents are to be delivered to the originator by hand. If any confidential document or draft of a confidential document cannot be delivered immediately to the originator, it is to be kept in a locked drawer until personal delivery can be accomplished.

                       C. All dictation tapes containing material to be transcribed on a confidential basis are to be returned to the originator without being erased. After the transcription has been proofed by the originator, the tape will be given to the transcriber, who will erase the tape and return it to the originator.

           F. FAILURE BY ANY EMPLOYEE TO FOLLOW THE POLICIES AND PROCEDURES RELEVANT TO THE DIVISION IN WHICH HE OR SHE WORKS WILL RESULT IN APPROPRIATE DISCIPLINARY ACTION AND/OR DISMISSAL.


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                            SUB-ADVISER QUESTIONNAIRE
                                 CODE OF ETHICS

   Sub-adviser: Wilshire Asset Management
                ----------------------------------------------------------------

   Name of Fund Family: The VantagePoint Funds
                        --------------------------------------------------------

   Name of Fund Asset Allocation Fund
                ---------------------------------------------------------------

   In order to facilitate the review of your firm's code of ethics, please respond to the following questions.

   1.    Does your code of ethics comply with the amended Rule 17j-1?

         YES X                NO
            ----                ----

   2. Does your firm have compliance procedures for review of transactions and holdings reports by management or compliance personnel?

         YES X                NO
            ----                ----

   3. If your firm operates proprietary mutual funds, has the board of these funds approved your firm's revised code of ethics?

         YES X                NO
            ----                ----

   4. Has the board of any fund for which you serve as an adviser or sub-adviser refused to approve your firm's code of ethics.

         YES                  NO X
            ----                ----

         If YES, please explain.

   Please return this information by MAY 8, 2000 to the person listed below.

                    CATHERINE J. TAULBEE
                    DIRECTOR OF INVESTMENT COMPANY SERVICES
                    MORGAN, LEWIS & BOCKIUS LLP
                    1800 M STREET N W
                    WASHINGTON, D.C. 20036


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